Exhibit 10.13

Employment Agreement

This Employment Agreement is entered into effective as of November 1, 2020 (the “Effective Date”) by and between MYMD Pharmaceuticals. Inc. (the “Company”) and Chris Chapman, MD (“Employee”).

In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1.	Position of Employment.

a.	The Company will employ the Employee in the position of President and Chief Medical Officer, and, in that position, Employee will report to the Company’s Executive Chairman of the Board of Directors. The Company retains the right to change Employee’s title, duties, and reporting relationships as may be determined to be in the best interests of the Company; provided, however, that any such change shall be consistent with Employee’s training, experience, and qualifications.
b.	The terms and conditions of the Employee’s employment shall, to the extent not addressed or described in this Employment Agreement, be governed by the Company’s Board of Directors. In addition, the Company in its discretion may adopt a formal Policies and Procedures Manual for all employees to adhere to. In the event of a conflict between this Employment Agreement, the Board of Directors, and/or the future implementation of a Policies and Procedures Manual and/or existing practices, the terms of this Agreement shall govern.
c.	Except as otherwise provided herein, Employee shall serve the Company on a part time and “as available” basis. The Company acknowledges that Employee is currently engaged in numerous activities, including employment at Chapman Pharmaceutical Consulting, Inc. in addition to his employment relationship with the Company and that Employee may establish additional outside relationships and activities without approval by the Company.

2.	Term of Employment. This Employment Agreement shall commence on the Effective Date and shall continue until terminated for any reason by either party, which shall be effective upon written Notice (the “Term of Employment”). In the event of a Notice of Termination issued by the Company for any reason, the Employee shall be paid his normal monthly Base Salary for three months paid following Notice of Termination which shall constitute Employee’s full and complete entitlement to severance compensation.

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3.	Compensation. During the Term of Employment, the Company will pay Employee the Base Salary set forth in Exhibit “A” (the “Base Salary”) and the Bonus Compensation set forth in Exhibit “B.” The Employee’s Base Salary shall be paid monthly during the Term of Employment. Additionally, at the effective date of this Agreement, the Employee shall be granted Two Hundred Fifty Thousand (250,000) stock options (the “Stock Options”), each with a five-year term, an exercise price of $1.00, and vesting and becoming exercisable as provided in Exhibit “C” hereto. The Stock Options shall be subject to and governed by the terms and conditions set forth in the Company’s written stock option plan and formal Stock Option Grant Agreement.
4.	Expenses. The Company will reimburse Employee for all reasonable pre-approved travel and out of pocket expenses incurred by Employee during the Term of Employment in providing services hereunder.
5.	Disclosure of Inventions. During the Term of Employment, Employee shall promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets made or discovered by Employee that: (i) are related to, expand, continue and/or advance the Company’s Proprietary Assets or the potential manufacture, formulation, use, efficacy or safety thereof; (ii) are made or discovered as a direct result of the performance of services hereunder; and/or (iii) are made or discovered based on the recommendation or suggestion of the Company or the Company’s Founder, Jonnie R Williams (the “Inventions”). The Company’s Proprietary Assets are defined as all discoveries, product candidates, molecules, processes, potential therapies, and/or technologies that the Company treats as proprietary and/or trade secret; provided that, the Company first notifies Employee in writing and Employee does not object in writing, to such status as a Proprietary Asset. Employee is hereby given written notice that as of the date hereof the Company’s Proprietary Assets consist of MYMD-1 (Isomyosmine) and if acquired by the Company, SUPERA-1R. Both MYMD-1 and SUPERA-1R are described in patent filings. For clarity, regardless of written notice, the Company’s Proprietary Assets will include any and all Inventions made or discovered by Employee during the Term provided the Invention is made or discovered pursuant to subparagraph (i), (ii) and/or (iii) above.
6.	Work for Hire; Assignment of Inventions. Employee acknowledges and agrees that any copyrightable works prepared within the scope of involvement with the Company are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Employee agrees that all Inventions that (i) are developed using equipment, supplies facilities or trade secrets of the Company, (ii) result from work performed for the Company, or (iii) relate to any of the Company’s Proprietary Assets will be the sole and exclusive property of, and are hereby irrevocably assigned by him to, the Company.

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7.	Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention within the scope of involvement with the Company; and (ii) any and all “Moral Rights” (as defined below) that he may have in or with respect to any Invention within the scope of involvement with the Company. Employee also hereby forever waives and agrees never to assert any and all Moral Rights he may have in or with respect to any Invention, even after termination of my involvement with the Company. “Moral Rights” mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
8.	Assistance. Employee agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Employee’s obligations under this paragraph will continue beyond the termination of this Agreement, provided that the Company will compensate Employee at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. Employee appoints the President of the Company as attorney-in-fact to execute documents on her behalf for this purpose upon his review and approval of such documents.
9.	Proprietary Information. Employee understands that his participation in this Agreement with the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to him by the Company that relates to the businesses of the Company or to the business of any affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, domain names or any other material information, which is not generally available to the public.

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10.	Confidentiality. At all times, both during the Term of Employment and after its termination, Employee will keep and hold all such Proprietary Information in strict confidence and trust. Employee will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform his duties for the benefit of the Company, provided, however, that the restrictions upon use of Proprietary Information not constituting “Trade Secrets” shall be limited to the period of this Agreement with the Company and five (5) years thereafter. Upon termination of his involvement with the Company, Employee will promptly deliver to the Company all documents and materials of any nature pertaining to his work with the Company. Employee will not take with him any documents or materials or copies thereof containing any Proprietary Information. As used herein, the term “Trade Secret” means any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Employee shall keep all Trade Secrets of the Company for as long as the Company maintains them as a trade secret. In addition to the requirements set forth above, Employee agrees that the restrictions in this Agreement regarding the use or disclosure of Proprietary Information, including, without limitation, the restrictions in this Agreement regarding the use or disclosure of Trade Secrets, shall be in addition to any restrictions imposed by law in the absence of contract.
11.	No Breach of Prior Agreement. Employee represents that his performance of all the terms of this Agreement will not breach any agreement with any former or current employer or other party. Employee represents that he will not bring with him to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.
12.	Injunctive Relief. Employee understands that in the event of a breach or threatened breach of this Agreement by Employee, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.
13.	Governing Law: Severability. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to that body of laws pertaining to conflict of law. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then this Agreement will not be enforceable against such affected party and both parties agree to renegotiate such provision(s) in good faith.

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14.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.
15.	Entire Agreement. This Agreement and the documents referred to herein or referencing this Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.
16.	Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought.

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be signed by its officer pursuant to the authority of its Board, and the Employee has executed this Employment Agreement, as of the day and year first written above.

MYMD Pharmaceuticals, Inc.
/s/ James A. McNulty 10/26/20
By: James A. McNulty, CEO

/s/ Chris Chapman, M.D. 10/30/20
Chris Chapman, MD

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EXHIBIT “A”

Base Salary

Employee’s Base Salary shall be one hundred sixty-five thousand dollars ($165,000) per annum paid in monthly increments.

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EXHIBIT “B”

Bonus Compensation

The following Bonus Compensation shall be paid to Employee within thirty (30) calendar days following the completion of each of the following Bonus Events that are accomplished by MyMD-1 during the Term of Employment.

1)	Bonus Compensation of $100,000 cash to be paid in lump-sum cash upon the completion of the following Bonus Event: dosing of the first patient with MyMD-1 in the first MyMD-1 Phase 2 clinical trial which can be for any disease indication other than COVID-19; a clinical trial for depression involving patients who have COVID-19 would quality as a disease indication other than COVID-19.

2)	Bonus Compensation of $100,000 cash to be paid in lump-sum cash upon the completion of the following Bonus Event: public announcement of positive results from the first MyMD-1 Phase 2 clinical trial which can be for any disease indication other than COVID-19;

3)	Bonus Compensation of $100,000 cash to be paid in lump-sum cash upon the completion of each of the following Bonus Events: public announcement of positive results from each MyMD-1 Phase 2 clinical trial following the initial Phase 2 clinical trial described in #2 above (to a maximum of five (5) additional Phase 2 clinical trials) which can be for any disease indication other than COVID-19;

4)	Bonus Compensation of $200,000 cash to be paid in lump-sum cash upon the completion of the following Bonus Event: public announcement of positive results from the initial MyMD-1 Phase 3 clinical trial in COVID-19;

5)	Bonus Compensation of $100,000 cash to be paid in lump-sum cash upon the completion of the following Bonus Event: the establishment of a formal relationship with the National Institutes of Health (NIH) to advance, participation in and/or support MyMD-1 clinical trials in COVID-19 provided that the nature and/or extent of the NIH relationship is satisfactory in the discretion of the Company’s Board of Directors;

6)	Bonus Compensation of $200,000 cash to be paid in lump-sum cash upon the completion of the following Bonus Event: public announcement of FDA and/or EMA approval of an IND for SUPERA-1R for Human Clinical Trials.

7)	Such additional Bonus Compensation as may be determined in the discretion of the Company’s Board of Directors, including at its annual review of Employee’s compensation.

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EXHIBIT “C”

Stock Option Vesting Schedule (only vested stock options may be exercised)

Set forth below is the schedule pursuant to which the Employee Stock Options granted to Employee on the Effective Date of this Agreement shall vest and become exercisable:

One Hundred Twenty-five Thousand (125,000) Stock Options shall vest at the end of year one (1) following the Effective Date and One Hundred Twenty-five Thousand Options (125,000) shall vest at the end of year Two (2) following the Effective Date of this Employment Agreement.

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